Exhibit 99.1

For Release

MySize and Trucco Announce Plans to Launch the TrueSize App

On the Retailer’s Website in Spring 2017

MySize to exhibit and host press conference on January 5th at 2:30 p.m. at CES 2017 in Las
Vegas that will include a product market launch, demonstrations and contests

MySize to exhibit at the ShowStoppers @ CES 2017 press reception at the Wynn Hotel on January 5th at 6pm

Airport City, Israel, December 21, 2016, @CES 17 and ShowStoppers @ CES 17 --- MySize Inc. (NASDAQ: MYSZ;TASE: MYSZ), developer of unique measurement technology applications for Smartphones, in cooperation with Trucco, a high end women’s apparel retailer headquartered in Spain, announced today that this coming Spring 2017, Trucco customers will be able to use the new TrueSize measurement app when selecting sizes from the store’s website. The official launch date will be announced following the testing period of the application on the Trucco system during February 2017 and will coincide with the availability of the Spring 2017 collection.

“We are always looking for ways to improve the online shopping experience of our customers. We believe that integrating the TrueSize solution, which is impressively accurate, will empower online customers to select the right size of the garment of choice, the first time. Happy customers mean improved conversion rates and less returns. We all win,” said Monica De Pablos, Director of E-commerce at Trucco.

“The process is very simple. First the customer downloads the TrueSize app. The customer then selects a piece of clothing from their existing wardrobe which fits the way they like. Next, the customer places the garment on a table and waves their smart phone over it. TrueSize then calculates the exact result. Based on this, the Trucco system will instantly recommend what size the customer should choose in the piece in consideration. No more wasting time with needing to return something that doesn’t fit. No more wasting money with items that can’t be returned. TrueSize makes online shopping pressure-free and fun which translates into improved customer loyalty and increased sales for the retailer,” said Billy Pardo, Chief of Product at MySize Inc.

Ms. Pardo continued, “We’d also like to remind everyone that MySize will exhibit and host a press conference at CES 2017 in Las Vegas on January 5, 2017 at 2:30 p.m. at booth number 51045, located at the Israeli Pavilion. The program will include a market launch, demonstrations and contests. MySize will also exhibit at the ShowStoppers @ CES 2017 press reception on January 5, 2017, 6 p.m. - 10 p.m. at the Wynn Hotel.”

Please click here to view the video invitation to the MySize Inc. CES press conference.

About Trucco

TRUCCO is a 100% Spanish-owned women’s clothing brand with more than 30 years’ experience in the fashion sector. It belongs to the Spanish firm In Situ S.A., which also owns several other women's fashion brands such as Naëlle or Petite Amandine.

The brand has over 250 points of sale in more than 20 countries all over the world– Andorra, , Chile, China, Costa Rica, Czech Republic, Dominican Republic, France, Guatemala, Israel, Kuwait, Libya, Malaysia, Mexico, Panama, Paraguay, Peru, Portugal, Qatar, Russia,  Singapore, Slovakia, Spain, Taiwan, Thailand -  including own stores, franchises, multibrand stores and department store corners.

About MySize Inc.

MySize Inc. (TASE: MYSZ) (NASDAQ: MYSZ) has developed a unique measurement technology based on sophisticated algorithms with broad applications including apparel, e-commerce, shipping and parcel measurement.  The technology is driven by several patent-pending algorithms which are able to calculate and record measurements in a variety of novel ways. To learn more about MySize, please visit our website, www.mysizeid.com

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Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words "could," "believe," "anticipate," "intend," "estimate," "expect," "may," "continue," "predict," "potential," "project" and similar expressions that are intended to identify forward-looking statements.  All forward-looking statements speak only as of the date of this press release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved.  Forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections.  Known material factors that could cause actual results to differ materially from those in the forward-looking statements include: an active trading market for our common stock may not develop on NASDAQ; the trading price for our common stock may fluctuate significantly; and the Company will continue to be a "controlled company," as defined under NASDAQ rules, and the interests of our controlling stockholder may differ from those of our public stockholders.  Forward-looking statements also are affected by the risk factors described in the Company's filings with the U.S. Securities and Exchange Commission.  Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Press Contact

Marjie Hadad

MH Communication

+972-54-536-5220

marjierhadad@gmail.com